Filed Pursuant to Rule 424(b)(5)
A filing fee of $107,000, due in connection with the securities offered by means of this prospectus supplement, and calculated in accordance with Rule 457(r), is hereby offset pursuant to Rule 457(p) against the fee payment of $117,000 made by the Company to the SEC in connection with registration statement No. 333-129962 (pursuant to which no securities were sold).
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 1, 2005)
$1,000,000,000
ING Groep N.V.
5.775% Fixed/Floating ING Perpetual Debt Securities

      We are issuing $1,000,000,000 aggregate principal amount of 5.775% Fixed/ Floating ING Perpetual Debt Securities, which will be issued pursuant to a subordinated indenture between us and The Bank of New York, as trustee.
      The ING Perpetual Debt Securities will bear interest at a rate of 5.775% per annum on their outstanding principal amount, payable in U.S. dollars semi-annually in arrears on June 8 and December 8, commencing on June 8, 2006, through December 8, 2015, and thereafter quarterly in arrears on March 8, June 8, September 8 and December 8, at a floating rate. After December 8, 2015, the rate of interest will be reset quarterly and will be equal to three-month LIBOR plus 1.68%. You will receive interest payments on your ING Perpetual Debt Securities only in cash. As more fully described in this prospectus supplement, except in limited circumstances, we may defer interest payments for any period of time; provided, however, that, except if we become subject to capital adequacy regulations and a Regulatory Notification (as defined herein) occurs, such deferred payments will become immediately due and payable if we make any payment on, or repurchase or redeem, our Junior Securities or Parity Securities (each as defined herein). Although you will always receive cash in satisfaction of any payments, we may, in certain circumstances, elect and, in the case of deferred payments, be required to satisfy our obligation to make such payments in cash by issuing our Ordinary Shares, which, when sold, will provide a sufficient amount of cash necessary to make all such payments. We refer to this as the Alternative Interest Satisfaction Mechanism. When we refer to Ordinary Shares, we mean our ordinary shares, or bearer receipts in respect thereof.
      ING Perpetual Debt Securities are perpetual securities that have no fixed maturity or redemption date. However, at our option, we may redeem the ING Perpetual Debt Securities in whole or in part at the aggregate principal amount of the ING Perpetual Debt Securities so redeemed, together with any Outstanding Payments in respect thereof (as defined herein), on December 8, 2015, or any interest payment date thereafter, and upon the occurrence of certain tax and regulatory events. Prior to December 8, 2015, upon the occurrence of certain tax and regulatory events, the redemption payment shall be the greater of (1) the amount referred to above and (2) a Make-Whole Amount (as defined herein).
      For a discussion of the risks that you should consider before purchasing the ING Perpetual Debt Securities, see “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Price to	Underwriting	Proceeds to ING
	Public(1)	Discount	Groep N.V.(2)

Per ING Perpetual Debt Security	100%	1%	99%
Total	$1,000,000,000	$10,000,000	$990,000,000

(1)	Plus accrued interest, if any.
(2)	Before deducting expenses.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
      The underwriters will deliver the ING Perpetual Debt Securities in book-entry form only through the facilities of The Depository Trust Company on or about December 8, 2005. Beneficial interests in the ING Perpetual Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking”) and Euroclear Bank S.A./N.V. (“Euroclear”).

ING Financial Markets	Merrill Lynch & Co.	Morgan Stanley

Banc of America Securities LLC	Citigroup

Goldman, Sachs & Co.	Lehman Brothers

The date of this prospectus supplement is December 2, 2005.

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission, which we sometimes refer to as the SEC, and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.
      “We” and “us” refer to ING Groep N.V., the term “Group” or “ING” means ING Groep N.V. and its consolidated subsidiaries.
      This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The offer or sale of the ING Perpetual Debt Securities may be restricted by law in certain jurisdictions, and you should inform yourself about, and observe, any such restrictions.

i

SUMMARY OF THE OFFERING
      The following summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information that may be important to you. You should read the entire accompanying prospectus and this prospectus supplement, including the financial statements and related notes incorporated by reference herein, before making an investment decision. Terms which are defined in “Description of the ING Perpetual Debt Securities” or in the accompanying prospectus have the same meaning when used herein.

Issuer	ING Groep N.V., Amstelveenseweg 500, 1081 KL Amsterdam, P.O. Box 810, 1000 AV Amsterdam, The Netherlands, telephone: 011-31-20-541-54-11.

Trustee	The Bank of New York, 101 Barclay Street, New York, New York 10286.

Calculation Agent	ING Financial Markets LLC.

Securities Offered	5.775% Fixed/Floating ING Perpetual Debt Securities, in an aggregate principal amount of $1,000,000,000.

The ING Perpetual Debt Securities will be issued under our subordinated indenture, as supplemented by a fifth supplemental indenture, between us and The Bank of New York, as trustee, and will constitute a series of our subordinated debt securities as described in this prospectus supplement and the accompanying prospectus.

Interest	The ING Perpetual Debt Securities will bear interest at a fixed rate of 5.775% per annum from the date of issue to December 8, 2015. After December 8, 2015, the interest rate on the ING Perpetual Debt Securities will convert to a floating rate which will equal three-month LIBOR plus 1.68%, calculated on the relevant determination date.

Interest Payment Dates	Subject to our right to defer interest payments as described below, interest payments on the ING Perpetual Debt Securities will be payable semi-annually on June 8 and December 8 of each year, commencing on June 8, 2006, through December 8, 2015, and quarterly thereafter on every March 8, June 8, September 8 and December 8 (subject to adjustment as described herein) thereafter. We refer to these dates as interest payment dates.

Regular Record Dates	The regular record dates for each interest payment date until December 8, 2015, will be May 24 and November 23, respectively, and thereafter will be 15 calendar days preceding the interest payment date, whether or not a business day.

Redemption; Base Redemption Price	The ING Perpetual Debt Securities are perpetual securities and have no fixed maturity date or redemption date. The ING Perpetual Debt Securities are redeemable at our option, in whole or in part, at the aggregate principal amount of the ING Perpetual Debt Securities so redeemed together with any Outstanding Payments in respect thereof due to the redemption date, which we refer to as the Base Redemption Price, on December 8, 2015, which we refer to as the First Call Date, or any interest payment date thereafter. The ING Perpetual Debt

Securities are also subject to redemption upon the occurrence of a Tax Event or a Regulatory Event. Any redemption prior to December 8, 2015, due to a Make-Whole Tax Event or a Regulatory Event will be made at the greater of (1) the Base Redemption Price and (2) a Make-Whole Amount. These redemption events are described in this prospectus supplement under “Description of the ING Perpetual Debt Securities — Optional Redemption and Redemption upon Certain Events.”

Subordination	The ING Perpetual Debt Securities are our direct, unsecured and subordinated securities. The rights and claims of the holders of the ING Perpetual Debt Securities are subordinated to the claims of holders of our Senior Debt. Our Senior Debt means:

• all claims of our unsubordinated creditors;

• all claims of creditors whose claims are, or are expressed to be, subordinated only to the claims of our unsubordinated creditors (whether only in the event of our bankruptcy or otherwise); and

• all claims of all of our other creditors, except those whose claims are, or are expressed to rank, pari passu with, or junior to, the claims of holders of the ING Perpetual Debt Securities.

Upon our liquidation (upon dissolution or otherwise), you will be treated effectively from a financial point of view as if you were a holder of our most senior class or classes of preference shares. As a result, your claims would effectively from a financial point of view rank pari passu with such preference shares and any other Parity Securities or Parity Guarantees, and junior to our Senior Debt. When we refer to Parity Securities, we mean our most senior class of preference shares or any of our other securities which effectively from a financial point of view

• are similar to the most senior class of our preference shares:

• with respect to distributions on a return of assets upon our liquidation; or

• with respect to dividends or distribution of payments or other amounts thereunder; and

• rank pari passu with the ING Perpetual Debt Securities with respect to such distributions or payments.

When we refer to Parity Guarantees, we mean any guarantees, indemnities or other contractual support arrangements we enter into with respect to securities issued by any of our subsidiaries or Undertakings which effectively from a financial point of view

• are similar to the most senior class of our preference shares:

• with respect to distributions on a return of assets upon our liquidation; or

• with respect to dividends or distribution of payments or other amounts thereunder; and

• rank pari passu with the ING Perpetual Debt Securities with respect to such distributions or payments.

Optional Deferral of Payments	Subject to the payment restriction described below, we may elect to defer any payment (other than principal) on the ING Perpetual Debt Securities for any period of time. However, if we make this election, the deferred payment will bear interest at the Interest Rate for the full period of deferral.

Required Deferral of Payments	We will not make interest payments on the ING Perpetual Debt Securities if, following payment of the interest, we would not be solvent. Payments that are not made will be treated as deferred interest. Interest will not accrue on interest payments we are required to defer.

Dividend Stopper	As long as there is deferred interest outstanding and any payment is so deferred, we may not recommend to our shareholders and, to the fullest extent permitted by law, we will otherwise act to prevent, any action that would constitute a Mandatory Payment Event or Mandatory Partial Payment Event, each as described in this prospectus supplement under “Description of the ING Perpetual Debt Securities — Dividend Stopper; Mandatory Interest Payment.”

Mandatory Payment Events; Mandatory Partial Payment Events	Notwithstanding the payment restrictions described above, if a Mandatory Payment Event or a Mandatory Partial Payment Event occurs, interest and deferred interest will be mandatorily due and payable, together with any additional amounts due, as described herein under the heading “Description of the ING Perpetual Debt Securities — Dividend Stopper; Mandatory Interest Payment.” We refer to these payments as Mandatory Interest Payments.

Subject to the occurrence of a Regulatory Notification as described under “— Alteration of Terms upon a Regulatory Notification,” a Mandatory Payment Event occurs if:

• we declare, pay or distribute a dividend or make a payment (other than a dividend in the form of Ordinary Shares) on any of our Junior Securities or make a payment on a Junior Guarantee;

• any of our subsidiaries or any entity in which we have a direct or indirect financial, commercial or contractual majority interest, which we refer to as an Undertaking, declares, pays or distributes a dividend on any security issued by it benefitting from a Junior Guarantee or makes a payment (other than a dividend in the form of Ordinary Shares) on any security issued by it benefitting from a Junior Guarantee;

• we or any of our subsidiaries or Undertakings redeems, purchases or otherwise acquires for any consideration any of our Junior Securities, any Parity Securities or any securities issued by any of our subsidiaries or Undertakings benefitting from a Junior Guarantee or Parity Guarantee, other than:

• by conversion into or in exchange for our Ordinary Shares;

• in connection with transactions effected by or for the account of our customers or customers of any of our subsidiaries or in connection with distribution, trading or market-making activities in respect of those securities;

• in connection with our satisfaction of our, or the satisfaction by any of our subsidiaries of its, obligations under any employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants;

• as a result of a reclassification of us or any of our subsidiaries or the exchange or conversion of one class or series of capital stock for another class or series of capital stock; or

• the purchase of the fractional interests in shares of our capital stock or the capital stock of any of our subsidiaries pursuant to the conversion or exchange provisions of that capital stock (or the security being converted or exchanged); or

• any moneys are paid to or made available for a sinking fund or for redemption of any Junior Securities, Parity Securities or any securities issued by any of our subsidiaries or Undertakings benefitting from a Junior Guarantee or Parity Guarantee.

Subject to the occurrence of a Regulatory Notification as described under “— Alteration of Terms upon a Regulatory Notification,” a Mandatory Partial Payment Event occurs if:

• we declare, pay or distribute a dividend or make a payment on any of our Parity Securities or make any payment on any of our Parity Guarantees; or

• any of our subsidiaries or Undertakings declares, pays or distributes a dividend on any security issued by it benefitting from a Parity Guarantee or makes a payment on any security issued by it benefitting from a Parity Guarantee.

Alternative Interest Satisfaction Mechanism	If we have deferred an interest payment, we must, or if we so elect at any time we may, satisfy our obligation to make any payment to you on the ING Perpetual Debt Securities by issuing Ordinary Shares in such amount that, when the Ordinary Shares are sold, will provide enough cash for us to make full payments to you on the ING Perpetual Debt Securities in respect of the relevant payment. The Calculation Agent will calculate in advance the number of our Ordinary Shares that we must issue to raise the full amount of money due to you on the relevant payment date. You will receive payments on the ING Perpetual Debt Securities only in cash, never in Ordinary Shares.

Sufficiency and Availability of Ordinary Shares	We are required to keep available for issue enough Ordinary Shares as we reasonably consider would be required for issuance in order to satisfy the next four interest payments using the Alternative Interest Satisfaction Mechanism.

Market Disruption Event	If, in our opinion, a Market Disruption Event exists on or after the 15th business day preceding any date upon which we are due to satisfy a payment using the Alternative Interest Satisfaction Mechanism, we may delay making payment to you until the Market Disruption Event no longer exists. Any such deferred payment shall bear interest at the Interest Rate if the Market Disruption Event continues for 14 days or more beyond the interest payment date.

Market Disruption Event means:

• the occurrence or existence of any suspension of, or limitation imposed on, trading by reason of movements in price exceeding limits permitted by Euronext Amsterdam N.V.’s Eurolist by Euronext, which we refer to as Eurolist by Euronext, or on settlement procedures for transactions in the Ordinary Shares on Eurolist by Euronext if, in any such case, that suspension or limitation is, in the determination of the Calculation Agent, material in the context of the sale of the Ordinary Shares;

• in our opinion, there has been a substantial deterioration in the price and/or value of the Ordinary Shares, or circumstances are such as to prevent or, to a material extent, restrict the issue or delivery of the Ordinary Shares; or

• where, pursuant to the terms of the Indenture, moneys are required to be converted from one currency into another currency in respect of any payment, the occurrence of any event that makes it impracticable to effect such conversion.

Alteration of Terms upon a Regulatory Notification	Upon the occurrence of a Regulatory Notification, the terms of the Securities will be automatically altered, without any action by holders, so that a Mandatory Payment Event, or a Mandatory Partial Payment Event, as applicable, will be deemed to occur only if we declare, pay or distribute a dividend or make a payment (other than a dividend in the form of Ordinary Shares) on our Ordinary Shares and/or other instruments which are classified as equity under IFRS.

Additional Amounts	We will pay additional amounts to you to gross up interest payments upon the imposition of Dutch withholding tax, subject to customary exceptions.

Early Redemption for Tax Event	Upon the occurrence of certain changes in Dutch tax law affecting the payments of interest or the treatment of the ING Perpetual Debt Securities (e.g., loss of deductibility to us or payments becoming subject to withholding tax), we may redeem the ING Perpetual Debt Securities in whole, but not in part, on the next interest payment date, whether before or after the First Call Date. If the Tax Event is caused by payments becoming subject to withholding tax, the redemption amount we will pay in all cases will be equal to the Base Redemption Price. If the Tax Event is caused by a loss of deductibility of interest payments prior to the First Call Date, the redemption amount we will pay will be equal to the greater of (1) the Base Redemption Price and (2) the Make-Whole Amount. After the First Call Date,

the redemption amount will be equal to the Base Redemption Price.

Early Redemption for Regulatory Event	If we become subject to capital adequacy regulations and if the relevant regulator has determined that securities of the nature of the ING Perpetual Debt Securities can no longer qualify as Tier 1 Capital (or instruments of a similar nature which qualify as core capital) for the purposes of such capital adequacy regulations, then we may redeem the ING Perpetual Debt Securities at any time, including prior to the First Call Date, in whole, but not in part. In any such redemption occurs prior to the First Call Date, the redemption amount will be equal to the greater of (1) the Base Redemption Price and (2) the Make-Whole Amount. After the First Call Date, the redemption amount will be equal to the Base Redemption Price.

Book-entry System; Delivery and Form	We will issue the ING Perpetual Debt Securities only in fully registered form, without coupons, in the form of beneficial interests in one or more global securities. The ING Perpetual Debt Securities will be issued only in denominations of US$1,000, and integral multiples thereof. We will issue the ING Perpetual Debt Securities as global securities registered in the name of Cede & Co., as nominee for The Depository Trust Company, which we refer to as DTC.

The ING Perpetual Debt Securities will be accepted for clearance by DTC, Euroclear, and Clearstream Banking. The initial distribution of the ING Perpetual Debt Securities will be cleared through DTC only. Beneficial interests in the global ING Perpetual Debt Securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. Owners of beneficial interests in the ING Perpetual Debt Securities will receive all payments relating to their ING Perpetual Debt Securities in U.S. dollars.

The ING Perpetual Debt Securities will not be issued in definitive form, except under certain limited circumstances described herein. See “Description of the ING Perpetual Debt Securities — Book-entry System; Delivery and Form.”

Remedy for Non-payment	If any Payment Default occurs and continues regarding the ING Perpetual Debt Securities, the trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums due and unpaid or a bankruptcy proceeding in The Netherlands (but not elsewhere), but the trustee may not declare the principal amount of any outstanding ING Perpetual Debt Security to be due and payable. If we fail to make payment and the solvency conditions are not satisfied at the end of the 14-day period described under “Description of the ING Perpetual Debt Securities — Defaults;

Limitation of Remedies — Payment Defaults,” such failure does not constitute a Payment Default, but instead constitutes a Payment Event. Upon a Payment Event, the trustee may institute bankruptcy proceedings exclusively in The Netherlands, but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.

Notwithstanding the foregoing, as a holder of the ING Perpetual Debt Securities, you have the absolute and unconditional right to institute suit for the enforcement of any payment when due and such right may not be impaired without your consent.

It is a payment default with respect to the ING Perpetual Debt Securities if we fail to pay or set aside for payment the amount due to satisfy any payment on the ING Perpetual Debt Securities when due, and such failure continues for 14 days; provided, however, if we fail to make any Mandatory Interest Payment as a result of:

• failure to satisfy the solvency conditions; or

• a deferral of an interest payment as permitted under the terms of the Indenture;

that payment will constitute an Outstanding Payment and will accumulate with any other Outstanding Payments until paid, but will not be a Payment Default.

Listing; Trading	The ING Perpetual Debt Securities constitute a series of our debt securities. We do not plan to have the ING Perpetual Debt Securities listed on any securities exchange or included in any quotation system.

Governing Law	The ING Perpetual Debt Securities and the related Indenture will be governed by, and construed in accordance with, the laws of the State of New York, except that the subordination provisions will be governed by and construed in accordance with the laws of The Netherlands.

Use of Proceeds	We will use the net proceeds of the issue and sale of the ING Perpetual Debt Securities for general corporate purposes and to further strengthen our capital base.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table shows our ratio of earnings to fixed charges, computed in accordance with IFRS, for the nine months ended September 30, 2005:

Nine Months
Ended
September 30, 2005

1.22
      The following table shows our ratio of earnings to fixed charges, computed in accordance with Dutch GAAP, for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000:

Year Ended December 31,

2000	2001	2002	2003	2004

1.69	1.23	1.31	1.29	1.37
      The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, “earnings” means income from continuing operations before income tax and before minority interests in consolidated subsidiaries plus fixed charges and losses from investments accounted for under the equity method. “Fixed charges” means interest expense plus capitalized interest.

RISK FACTORS
      Your investment in the ING Perpetual Debt Securities will involve a degree of risk, including those risks which are described in this section. You should carefully consider the following discussion of risks, as well as the risks set forth in our Annual Report on Form 20-F, before deciding whether an investment in the ING Perpetual Debt Securities is suitable for you.
We may defer payments on the ING Perpetual Debt Securities for any period of time.
      We may elect, and under certain circumstances we may be required, to defer payments on the ING Perpetual Debt Securities for any period of time, subject to, other than upon the occurrence of a Regulatory Notification, suspension of payments on our Junior Securities, Parity Securities, Junior Guarantees or Parity Guarantees. Unless deferral is required, deferred payments will bear interest at the applicable Interest Rate for the full period of deferral. See “— Following the occurrence of a Regulatory Notification, the terms of the ING Perpetual Debt Securities will be automatically altered” and “Description of the ING Perpetual Debt Securities — Deferral of Interest Payments.”
Following the occurrence of a Regulatory Notification, the terms of the ING Perpetual Debt Securities will be automatically altered.
      If we become subject to capital adequacy regulations and a Regulatory Notification occurs, the terms of the securities will be automatically altered without any action by the holders. Following such alteration, our deferral rights will be unchanged except that we may elect, and under certain circumstances we may be required, to defer payments on the ING Perpetual Debt Securities for any period of time subject only to suspension of payments on our Ordinary Shares and/or instruments which are classified as equity under IFRS. Unless deferral is required, deferred payments will bear interest at the applicable Interest Rate for the full period of deferral. See “Description of the ING Perpetual Debt Securities — Alteration of Terms upon a Regulatory Notification.”
The ING Perpetual Debt Securities are perpetual securities, and you will have no right to call for their redemption.
      The ING Perpetual Debt Securities are perpetual securities and have no fixed maturity date or redemption date. We are under no obligation to redeem the ING Perpetual Debt Securities at any time and you will have no right to call for their redemption.
We may redeem the ING Perpetual Debt Securities at any time if certain adverse tax or regulatory events occur and we may redeem them at our option on December 8, 2015, or at any time on any interest payment date thereafter.
      Upon the occurrence of certain tax or regulatory events described more fully in this prospectus supplement under “Description of the ING Debt Securities — Optional Redemption and Redemption upon Certain Events,” the ING Perpetual Debt Securities will be redeemable at any time in whole, but not in part, at our option. We may also redeem the ING Perpetual Debt Securities at our option, in whole or in part, on or after December 8, 2015. Any redemption of the ING Perpetual Debt Securities will be subject to the conditions described under “Description of the ING Debt Securities — Optional Redemption and Redemption upon Certain Events.”
We are not prohibited from issuing further debt which may rank pari passu with or senior to the ING Perpetual Debt Securities.
      Subject only to the conditions described in “Description of the ING Perpetual Debt Securities — Subordination,” there is no restriction on the amount of debt that we may issue, which ranks senior to the ING Perpetual Debt Securities or on the amount of securities that we may issue, which ranks pari passu with the ING Perpetual Debt Securities. The issue of any such debt or securities may reduce the amount recoverable by you upon our bankruptcy or may increase the likelihood of a deferral of payments on the ING Perpetual Debt Securities.
We may defer payments that we elect, or are required, to make pursuant to the Alternative Interest Satisfaction Mechanism should we fail to have a sufficient number of Ordinary Shares available for issue.
      If we are to make a payment using the Alternative Interest Satisfaction Mechanism and we have an insufficient number of Ordinary Shares available for issue, then our payment obligation will be suspended to the extent of such insufficiency until such time as sufficient Ordinary Shares are available to satisfy all or part of the suspended payment obligation, as more fully described under “Description of the ING Perpetual Debt Securities — Alternative Interest Satisfaction Mechanism — Insufficiency of Payment Ordinary Shares.”
We may defer payments on the ING Perpetual Debt Securities if a Market Disruption Event Occurs.
      If, following our decision to satisfy a payment using the Alternative Interest Satisfaction Mechanism, in our opinion, a Market Disruption Event exists, such payment may be deferred until the cessation of such market disruption, as more fully described under “Description of the ING Perpetual Debt Securities — Market Disruption Event.” Any such deferred payments shall bear interest at the applicable Interest Rate if the Market Disruption Event continues for 14 days or more.
There are limitations on the remedies available to you and the trustee should we fail to pay amounts due on the ING Perpetual Debt Securities.
      If a Payment Default occurs and continues regarding the ING Perpetual Debt Securities, the trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of sums due and unpaid or commencing a bankruptcy proceeding in The Netherlands, but not elsewhere. The trustee may not, however, declare the principal amount of any outstanding ING Perpetual Debt Security to be due and payable. Upon a Payment Event, the sole remedy available to you and the trustee for recovery of amounts owing in respect of any payment or principal in respect of the ING Perpetual Debt Securities will be the institution of bankruptcy proceedings in The Netherlands. Although there is some doubt under Dutch law whether the trustee would be permitted to commence a bankruptcy proceeding in The Netherlands, in all cases any holder of the ING Perpetual Debt Securities with a due and payable claim would be permitted to commence such proceedings in accordance with Dutch bankruptcy law. See “Description of the ING Perpetual Debt Securities — Defaults; Limitation of Remedies.”
Fluctuations in interest rates may affect the yield and the price of the ING Perpetual Debt Securities.
      The ING Perpetual Debt Securities will be indexed to LIBOR (as defined in the section “Description of the ING Perpetual Debt Securities — Interest”) beginning on December 8, 2015, and therefore there will be significant risks in holding the ING Perpetual Debt Securities not associated with a conventional fixed rate security, including the risk that the yield on the ING Perpetual Debt Securities declines as a result of decreases in prevailing interest rates. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the ING Perpetual Debt Securities.
You will be deemed to have waived all rights of set-off.
      Subject to applicable law, you may not exercise or claim any right of set-off in respect of any amount we owe you arising under or in connection with the ING Perpetual Debt Securities and you will be deemed to have waived all such rights of set-off. See “Description of the ING Perpetual Debt Securities — Defaults; Limitation of Remedies.”

The ING Perpetual Debt Securities are a new issue of securities, and there is no assurance that a trading market will exist or that it will be liquid.
      We do not plan to have the ING Perpetual Debt Securities listed on any securities exchange or included in any quotation system and there may be little or no secondary market for the ING Perpetual Debt Securities. Even if an active trading market does develop, no one, including the underwriters, is required to maintain its liquidity and we understand that transaction costs in any secondary market may be high. As a result, the difference between bid and asked prices for the ING Perpetual Debt Securities in any secondary market could be substantial. In addition, even if a secondary market does develop, the liquidity and the market prices for the ING Perpetual Debt Securities can be expected to vary with changes in market and economic conditions, our financial condition and prospects and other factors that generally influence the market prices of securities.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual reports on Form 20-F and other reports and information on Form 6-K with the SEC. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or on our website at http://www.ing.com. The contents of our website are not incorporated into, and do not form part of, this prospectus supplement.
      We have filed a registration statement on Form F-3 under the Securities Act of 1933, as amended, with the SEC covering the ING Perpetual Debt Securities. For further information on the ING Perpetual Debt Securities, you should review our registration statement and its exhibits.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
      The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically be considered to update and supersede information in this prospectus supplement and information previously incorporated by reference herein.
      We incorporate by reference the documents listed below, which we filed with the SEC:

•	Our Annual Report on Form 20-F for the year ended December 31, 2004, filed on April 18, 2005; and

•	Current Reports on Form 6-K filed on July 14, 2005, August 12, 2005, September 14, 2005, September 23, 2005 (related to our six-month results), November 9, 2005, November 14, 2005 (related to our nine-month results), November 30, 2005 and December 2, 2005.
      We also incorporate by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as well as any Form 6-K furnished to the SEC to the extent such Form 6-K expressly states that we incorporate such form by reference in this prospectus supplement, until we sell all of the ING Perpetual Debt Securities covered by this prospectus supplement.

CAPITALIZATION AND INDEBTEDNESS
      The following table sets forth the Group’s capitalization in accordance with IFRS on September 30, 2005, both actual and as adjusted to give effect to this offering. You should read this table together with our consolidated financial statements and the other financial data incorporated by reference into this prospectus supplement.

	At September 30, 2005		As Adjusted

	EUR	USD(1)	EUR	USD(1)

	(In millions)
Short-term debt(2)	633,448	763,812	633,448	763,812

Long-term debt(2)	83,554	100,750	83,554	100,750
Subordinated loans(3)	5,364	6,468	6,193	7,468
Minority interests	2,067	2,492	2,067	2,492
Preference shares of Group companies	296	357	296	357
Shareholders’ equity
Preference shares (nominal value EUR 1.20; authorized 1,100,000,000; issued 87,080,450)(4)	104	125	104	125
Ordinary shares (nominal value EUR 0.24; authorized 3,000,000,000; issued 2,204,902,944)	529	638	529	638
Other surplus reserves	34,729	41,876	34,729	41,876
Total shareholders’ equity	35,362	42,639	35,362	42,639
Total capitalization	126,643	152,706	127,472	153,706

(1)	For your convenience, we have translated euro amounts into U.S. dollars at the Noon Buying Rate on September 30, 2005, of $1.2058 to EUR 1.00.

(2)	Short-term debt and long-term debt include savings accounts, time deposits and other customer credit balances, certificates of deposit, debentures and other non-subordinated debt securities, securities sold subject to repurchase agreements, non-subordinated interbank debt and other borrowings.

(3)	As adjusted columns include the ING Perpetual Debt Securities offered hereby.

(4)	We have also authorized 900,000,000 Cumulative Preference Shares (nominal value EUR 1.20), of which there were none outstanding as of September 30, 2005.
USE OF PROCEEDS
      The net proceeds to ING Groep N.V. from the sale of the ING Perpetual Debt Securities offered pursuant to this prospectus supplement are expected to be approximately $990,000,000 (before expenses). We will use the net proceeds of the issue and sale of the ING Perpetual Debt Securities for general corporate purposes and to further strengthen our capital base.

DESCRIPTION OF THE ING PERPETUAL DEBT SECURITIES
      The following description is only a summary and does not describe every aspect of the ING Perpetual Debt Securities or the Indenture. Therefore, it may not contain all of the information that is important to you as a potential purchaser of the ING Perpetual Debt Securities. If you purchase the ING Perpetual Debt Securities, your rights will be determined by the ING Perpetual Debt Securities, the Indenture and the Trust Indenture Act of 1939. In light of this, you should read the Indenture and the form of the ING Perpetual Debt Securities filed with the Securities and Exchange Commission before making an investment decision. You can read the Indenture and the form of ING Perpetual Debt Securities at the locations listed under “Where You Can Find More Information” in this prospectus supplement.
General
      The following summary description of the material terms and provisions of the ING Perpetual Debt Securities supplements the description of certain terms and provisions of the debt securities of any series set forth in the accompanying prospectus under the heading “Description of Debt Securities We May Offer.” Together with the terms of the debt securities contained in the accompanying prospectus, the terms described herein constitute a description of the material terms of the ING Perpetual Debt Securities. In cases of inconsistency between the terms described herein and the relevant terms described in the prospectus, the terms presented herein will apply and replace those described in the accompanying prospectus.
      The ING Perpetual Debt Securities will be issued under our subordinated debt indenture, dated as of July 18, 2002, between us and The Bank of New York, as trustee, which we refer to as the Subordinated Indenture, and a fifth supplemental indenture, to be dated as of the date of delivery of the ING Perpetual Debt Securities, between us and The Bank of New York, as trustee, which we refer to as the Supplemental Indenture. We refer to the Subordinated Indenture and the Supplemental Indenture collectively as the Indenture. The ING Perpetual Debt Securities will be treated as a separate series of our subordinated debt securities. We will file a copy of the Supplemental Indenture relating to the ING Perpetual Debt Securities and the form of the ING Perpetual Debt Securities with the SEC. In accordance with the terms of the Subordinated Indenture, we are permitted to issue additional ING Perpetual Debt Securities that would be considered part of the same series of ING Perpetual Debt Securities we are offering pursuant to this prospectus supplement. None of the defeasance provisions contained in Section 1302 of the Subordinated Indenture will apply to the ING Perpetual Debt Securities and those provisions will not be considered part of the Indenture with respect to the ING Perpetual Debt Securities.
Form and Denomination
      We will issue the ING Perpetual Debt Securities only in fully registered form, without coupons, in the form of beneficial interests in one or more global securities. The ING Perpetual Debt Securities will be issued in denominations of US$1,000 and integral multiples thereof. We will issue the ING Perpetual Debt Securities as global securities registered in the name of Cede & Co., as nominee for DTC. Please read “— Book-entry System; Delivery and Form” for more information about the form of the ING Perpetual Debt Securities and their clearance and settlement.
Interest
      Subject to our right to defer interest payments as described under “— Deferral of Interest Payments,” interest on the ING Perpetual Debt Securities will be payable semi-annually in arrears in equal payments for any full Interest Period on June 8 and December 8 of each year, at a fixed rate per annum on their outstanding principal amount commencing on June 8, 2006, through December 8, 2015, and thereafter quarterly in arrears on March 8, June 8, September 8 and December 8 of each year (as such interest payment date may be adjusted, as described below). We refer to each such date as an interest payment date. The regular record dates for each interest payment date until December 8, 2015, will be May 24 and November 23, respectively and thereafter will be the date which is 15 calendar days preceding the interest payment date, whether or not a business day.

      Prior to and including December 8, 2015, if any interest payment date is not a business day, interest will be payable on the next business day (without any interest or other payment with respect to the delay). With respect to any interest payment date after December 8, 2015, if any date on which interest would otherwise be payable falls on a day that is not a business day, then the interest payment date will be the next succeeding business day, except if such next succeeding business day falls in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day.
      Prior to December 8, 2015, the Interest Rate will be fixed at a rate per annum of 5.775%. The amount of interest that will be payable for each full Interest Period will be computed by dividing the rate per annum by two. If we are required to pay interest for less than a full Interest Period, the interest for that Interest Period will be computed on the number of days elapsed on the basis of a 360-day year of twelve 30-day months.
      After December 8, 2015, we will pay interest at a floating rate of 1.68% per annum above three-month LIBOR. The amount of interest that we will pay for each full or partial Interest Period will be computed on the basis of the actual number of days in such period divided by 360. As used in this prospectus supplement, “three-month LIBOR” means a rate determined on the basis of the offered rates for three-month U.S. dollar deposits commencing on the first day of the relevant Interest Period, which appears on page 3750 of Moneyline Telerate as of approximately 11:00 a.m., London time, on the determination date. If such rate does not appear on Telerate Page 3750, three-month LIBOR will be determined on the basis of the rates that three-month U.S. dollar deposits, commencing on the first day of the relevant Interest Period and in a principal amount of not less than $1,000,000, are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the LIBOR calculation agent, after consultation with us, at approximately 11:00 a.m., London time, on that determination date.
      The LIBOR calculation agent will request the principal London office of each of such banks to provide a quotation at its rate. If at least two such quotations are provided, three-month LIBOR with respect to that determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that determination date will be the arithmetic mean of the rates quoted by three major money center banks in New York City selected by the LIBOR calculation agent, after consultation with us, at approximately 11:00 a.m., New York City time, on the relevant determination date for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of the relevant quarterly period and in a principal amount of not less than $1,000,000. However, if the banks selected by the LIBOR calculation agent to provide quotations are not quoting as described in this paragraph, three-month LIBOR for the applicable period will be the same as three-month LIBOR as determined on the previous quarterly period.
      As used in this prospectus supplement:
      “determination date” for an Interest Period means two London banking days prior to the first day of the relevant quarterly Interest Period.
      “LIBOR calculation agent” means ING Bank N.V.
      “London banking day” means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
      “Telerate page 3750” means the display designated as “Page 3750” on the Moneyline/ Telerate Inc. (or such other page as may replace Page 3750) on that service or such other service or services as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying London interbank offered rates for U.S. dollar deposits.
      All percentages resulting from any calculations by the LIBOR calculation agent on the ING Perpetual Debt Securities will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g. 9.876545% (or

..09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).
      For purposes of the foregoing, Interest Rate as used herein means 5.775% until December 8, 2015, and thereafter shall mean such rate payable on ING Perpetual Debt Securities as determined by the LIBOR calculation agent for the relevant Interest Period.
Payments
     Method of Payment
      Payments of any amounts in respect of any ING Perpetual Debt Securities represented by global securities will be made by the trustee to DTC. Any such payments of interest and certain other payments on or in respect of the ING Perpetual Debt Securities will be in U.S. dollars and will be calculated by the trustee or such other agent as we may appoint.
      Except in a bankruptcy, all payments on the ING Perpetual Debt Securities will be conditional upon our being solvent at the time of payment, and we will not make any payment unless we will be solvent immediately afterwards. We refer to this condition as the Required Deferral Condition. For this purpose, we are solvent if we meet the following “solvency conditions”:

•	we are able to make payments on our Senior Debt as they become due; and

•	our assets exceed the sum of our liabilities (excluding liabilities not considered Senior Debt).
     Payments Subject to Fiscal Laws
      All payments made in respect of the ING Perpetual Debt Securities will be subject, in all cases, to any fiscal or other laws and regulations applicable thereto in the place of payment, but such laws or regulations will not affect our obligation to pay Additional Amounts.
Deferral of Interest Payments
      Interest payments and any other payments with respect to the ING Perpetual Debt Securities will be subject to deferral in the following circumstances.
     Required Deferral of Payments
      Except in the case of a Mandatory Payment Event or a Mandatory Partial Payment Event, if the Required Deferral Condition is met on the 20th business day preceding the date on which any payment would, in the absence of deferral, be due and payable, we must defer any such payment. In such case, we will deliver a notice to the trustee, the holders and the Calculation Agent, not less than 16 business days prior to such date. We refer to such notice as a Deferral Notice.
      Except in the case of a Mandatory Payment Event or a Mandatory Partial Payment Event, if, after we defer a payment as a result of the Required Deferral Condition being met, the Required Deferral Condition is no longer met on the 20th business day preceding any subsequent interest payment date, then we will satisfy such payment on the relevant Deferred Interest Satisfaction Date by giving notice, not less than 16 business days prior to the Deferred Interest Satisfaction Date, to the trustee, the holders and the Calculation Agent that we will satisfy such payment on such date.
      We will not satisfy such payment on the relevant Deferred Interest Satisfaction Date referred to above, if:

•	we have previously elected to satisfy such payment earlier (provided that, at the time of satisfying such payment, the Required Deferral Condition fails to be met) by delivering a notice to the trustee, the holders and the Calculation Agent not less than 16 business days prior to the relevant Deferred Interest Satisfaction Date that we will satisfy such payment on such date; or

•	we validly elect to use our right to optionally defer any such payment which would otherwise have been required to be paid on such Deferred Interest Satisfaction Date.
      Any payment that we defer due to the Required Deferral Condition will not accrue interest, except under the circumstances we describe below under “— Alternative Interest Satisfaction Mechanism.” Unless we obtain permission from our relevant regulator, we are permitted to satisfy our obligation to pay the Deferred Interest Payment only in accordance with the Alternative Interest Satisfaction Mechanism. See “— Alternative Interest Satisfaction Mechanism” below.
     Optional Deferral of Payments
      We may defer all or part of any payment that is due and payable by giving a Deferral Notice to the trustee, the Calculation Agent and the holders not less than 16 business days prior to the relevant due date. We refer to this right to defer as an Elective Deferral Interest Payment. Except in the case of a Mandatory Payment Event or a Mandatory Partial Payment Event, we may satisfy any such payment at any time, but, unless we obtain the prior consent of the relevant regulator, only by using the Alternative Interest Satisfaction Mechanism. When we use the Alternative Interest Satisfaction Mechanism, we will deliver a notice to the trustee and the Calculation Agent, not less than 16 business days prior to the relevant Deferred Interest Satisfaction Date, informing them of our election to so satisfy such payment and specifying the relevant Deferred Interest Satisfaction Date.
      Elective Deferral Interest Payments will bear interest at a rate equal to the applicable Interest Rate from (and including) the date on which, but for such deferral, the Deferred Interest Payment would otherwise have been due to be made to (but excluding) the relevant Deferred Interest Satisfaction Date.
Dividend Stopper; Mandatory Interest Payment
      We will give a Deferral Notice in the case of a Required Deferral Condition and we may give a Deferral Notice, in our sole discretion and for any reason, in the case of an Elective Deferral Interest Payment, except that a Deferral Notice as to a payment required to be paid pursuant to a Mandatory Payment Event or Mandatory Partial Payment Event will have no force or effect.
     Dividend Stopper
      We agree in the Indenture that, beginning on the day we give a Deferral Notice until all Deferred Interest Payments are paid or satisfied in full, we will not recommend to our shareholders, and to the fullest extent permitted by applicable law, we will otherwise act to prevent a Mandatory Payment Event or a Mandatory Partial Payment Event from occurring. Subject to the occurrence of a Regulatory Notification as described under “— Alteration of Terms upon a Regulatory Notification,” a Mandatory Payment Event occurs if:

•	we declare, pay or distribute a dividend or make a payment (other than a dividend in the form of Ordinary Shares) on any of our Junior Securities or make a payment on a Junior Guarantee;

•	any of our subsidiaries or any entity in which we have a direct or indirect financial, commercial or contractual majority interest, which we refer to as an Undertaking, declares, pays or distributes a dividend on any security issued by it benefitting from a Junior Guarantee or makes a payment (other than a dividend in the form of ordinary shares) on any security issued by it benefitting from a Junior Guarantee;

•	we or any of our subsidiaries or Undertakings redeems, purchases or otherwise acquires for any consideration any of our Junior Securities, Parity Securities or securities issued by any of our subsidiaries or Undertakings benefitting from a Junior Guarantee or Parity Guarantee, other than:

•	by conversion into or in exchange for our Ordinary Shares;

•	in connection with transactions effected by or for the account of our customers or customers of any of our subsidiaries or in connection with the distribution, trading or market-making activities in respect of those securities;

•	in connection with our satisfaction of our, or the satisfaction by any of our subsidiaries of its, obligations under any of our employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants of the Group;

•	as a result of a reclassification of us or any of our subsidiaries or the exchange or conversion of one class or series of capital stock for another class or series of capital stock; or

•	the purchase of fractional interests in shares of our capital stock or the capital stock of any of our subsidiaries pursuant to the conversion or exchange provisions of that capital stock (or the security being converted or exchanged); or

•	any moneys are paid to or made available for a sinking fund or for redemption of any Junior Securities, Parity Securities or any securities issued by any of our subsidiaries or Undertakings benefitting from a Junior Guarantee or Parity Guarantee.
      Subject to the occurrence of a Regulatory Notification as described under “— Alteration of Terms upon a Regulatory Notification,” a Mandatory Partial Payment Event occurs if:

•	we declare, pay or distribute a dividend or make a payment on any of our Parity Securities or make any payment on any of our Parity Guarantees; or

•	any of our subsidiaries or Undertakings declares, pays or distributes a dividend on any security issued by it benefitting from a Parity Guarantee or makes a payment on any security issued by it benefitting from a Parity Guarantee.
     Mandatory Interest Payment
      If a Mandatory Payment Event occurs, then:

•	all Deferred Interest Payments will become mandatorily due and payable in full on the date of the Mandatory Payment Event, notwithstanding any further Deferral Notice or an occurrence or continuance of the Required Deferral Condition. Unless we obtain the prior consent of our relevant regulator, we may only satisfy our obligations to pay such Deferred Interest Payments in accordance with the Alternative Interest Satisfaction Mechanism; and

•	the interest payments payable on the next four consecutive interest payment dates, the next two consecutive interest payment dates or the next interest payment date, as the case may be, after the occurrence of such Mandatory Payment Event, depending on whether the Junior Securities, Parity Securities, or the security benefitting from the Junior Guarantee or the Parity Guarantee pay dividends or income distributions on an annual basis, a semi-annual basis or a quarterly basis, respectively, will be mandatorily due and payable in full on each such next interest payment date, notwithstanding any Deferral Notice as to such interest payments or the occurrence or continuance of any Required Deferral Condition. We are permitted, but shall not be required, to satisfy our obligation to make the interest payments payable on such interest payment date, other than Deferred Interest Payments, in accordance with the Alternative Interest Satisfaction Mechanism.
      If a Mandatory Partial Payment Event occurs, then:

•	all Deferred Interest Payments will become mandatorily due and payable in full on the date of the Mandatory Partial Payment Event, notwithstanding any further Deferral Notice or an occurrence or continuance of the Required Deferral Condition. Unless we obtain the prior consent of our relevant regulator, we may only satisfy our obligations to pay such Deferred Interest Payments in accordance with the Alternative Interest Satisfaction Mechanism; and

•	Mandatory Partial Payments in respect of each ING Perpetual Debt Security will be mandatorily due and payable on the next four consecutive interest payment dates, the next two consecutive interest payment dates or the next interest payment date, as the case may be, after the occurrence of such Mandatory Partial Payment Event, depending on whether the Parity Securities or the security benefitting from the Parity Guarantee pay dividends or income distributions on an annual basis, a semi-annual basis or a quarterly basis, respectively, notwithstanding any Deferral Notice or an occurrence of the Required Deferral Condition. We are permitted, but shall not be required, to satisfy our obligation to pay any Mandatory Partial Payments in accordance with the Alternative Interest Satisfaction Mechanism.

Alternative Interest Satisfaction Mechanism
     General
      We are permitted to satisfy our obligation to pay you through the issuance of our Ordinary Shares which, when sold, will provide a cash amount sufficient for us to make payments due to you in respect of the relevant payment. We refer to this procedure as the Alternative Interest Satisfaction Mechanism. Subject to the absence of a Required Deferral Condition, we may elect to use the Alternative Interest Satisfaction Mechanism in order to satisfy our obligation to make any interest payment, including any Mandatory Interest Payment, by giving not less than 16 business days’ notice to the trustee.
      Our obligation to pay in accordance with the Alternative Interest Satisfaction Mechanism will be satisfied as follows:

•	we will give at least 16 business days’ notice of the relevant interest payment date to the trustee, the Calculation Agent and holders of the ING Perpetual Debt Securities;

•	by the close of business on or before the seventh business day prior to the relevant interest payment date or Deferred Interest Satisfaction Date, we will have authorized for issuance such number of Ordinary Shares as, in the determination of the Calculation Agent, have a market value (after conversion from euros into U.S. dollars) of not less than 110% of the relevant payment to be satisfied on such interest payment date (each such Ordinary Share is a Payment Ordinary Share) plus the claims for the costs and expenses to be borne by us in connection with using the Alternative Interest Satisfaction Mechanism (including, without limitation, the fees and expenses of the Calculation Agent);

•	the Calculation Agent will procure purchasers for such Ordinary Shares as soon thereafter as reasonably practicable, but not later than the fourth business day prior to the relevant interest payment date;

•	we will sell such Ordinary Shares in the open market as instructed by the Calculation Agent and collect any sales proceeds;

•	we will immediately transfer the sales proceeds (or such amount of sales proceeds as is necessary (after conversion from euros into U.S. dollars) to make the relevant payment) to the trustee on the business day preceding the payment date for payment by the trustee, on the payment date, towards applicable Interest Payments to be satisfied;

•	if, after the operation of the above procedures, there would, in the opinion of the Calculation Agent, be a shortfall on the date on which the relevant payment is due, we will issue further Ordinary Shares in accordance with the provisions of the Indenture to ensure that a sum at least equal to the relevant payment is available to make the payment in full on the relevant due date. If, despite these provisions, such a shortfall still exists on the relevant due date we may, in accordance with the provisions of the Indenture, either pay an amount equal to such shortfall as soon as practicable to the trustee or continue to issue Ordinary Shares until the trustee has received funds equal to the full amount of such shortfall; and

•	if, pursuant to the Alternative Interest Satisfaction Mechanism, proceeds are raised in excess of the amount required to pay the applicable payments plus the claims for the fees, costs and expenses to be borne by us in connection with using the Alternative Interest Satisfaction Mechanism, we will retain such excess proceeds.

      If we elect to make any payment in accordance with the Alternative Interest Satisfaction Mechanism, the receipt of cash proceeds on the sale of our Ordinary Shares issued to the trustee or its agent will satisfy the relevant payment or the relevant part of such payment. The proceeds from the sale of Ordinary Shares pursuant to the Alternative Interest Satisfaction Mechanism will be paid to you by the trustee in respect of the relevant payment.
     Insufficiency of Payment Ordinary Shares
      If we are to satisfy a payment pursuant to the Alternative Interest Satisfaction Mechanism and we do not, on the date when the number of Payment Ordinary Shares required to be issued is determined, have a sufficient number of Ordinary Shares available for issue, then we shall notify the trustee, the Calculation Agent and the holders that all or part, as the case may be, of the relevant payment cannot be satisfied due to not having a sufficient number of authorized Ordinary Shares. In this case the payment or part thereof shall be satisfied following the date of our next annual general meeting or extraordinary general meeting of our shareholders at which a resolution is passed authorizing a sufficient number of Ordinary Shares available to satisfy all or such part of the relevant payment. If, however, the number of Ordinary Shares authorized to be issued at any such meeting is insufficient to satisfy all or such part of the relevant payment then those Ordinary Shares so issued will be applied by us in partial satisfaction of all or such part of the relevant payment. Following the passage of a resolution which authorizes us to issue additional Ordinary Shares for this purpose, we will provide not less than 16 business days’ notice to the trustee, the Calculation Agent and the holders of the date upon which the relevant payment or, as the case may be, the part thereof, is to be made. The relevant payment or, as the case may be, the part thereof, which is not so satisfied will, unless it is a required Deferred Interest Payment and has not been subsequently either satisfied or deferred pursuant to an Elective Deferral Interest payment, continue to accrue interest at the applicable Interest Rate from (and including) the date on which payment would otherwise have been due to (but excluding) the date on which such payment or part thereof is satisfied or, in the event of a Market Disruption Event, the date on which such payment or part thereof would, but for the occurrence of such Market Disruption Event, have been satisfied from which date interest (if any) will accrue on such payment as provided in “— Market Disruption Event” below.
      If we do not have a sufficient number of Ordinary Shares and do not hold an annual general meeting within six months of giving the notice first mentioned above, at which a resolution to make a sufficient number of Ordinary Shares available is proposed, the trustee will by notice require us to convene an extraordinary general meeting at which such a resolution will be proposed on a date falling within 10 weeks of such notice from the trustee.
      In the event that any such resolution proposed at any such annual general meeting or extraordinary general meeting is rejected, the resolution will be proposed at each annual general meeting or any extraordinary general meeting thereafter until the resolution has been passed by our shareholders.
      At the date of this prospectus supplement, we have a sufficient number of authorized but unissued Ordinary Shares, and our Supervisory Board and Executive Board together have the necessary authority to make the interest payments required to be made in respect of the ING Perpetual Debt Securities during the next six-month period, assuming the Alternative Interest Satisfaction Mechanism is used for the interest payment during such six-month period.
      We will undertake in the Indenture to keep available for issue a sufficient number of authorized, but unissued Ordinary Shares as we reasonably consider would be required to be issued as Payment Ordinary

Shares in connection with the next two interest payments until the First Call Date and following that date, for the next four interest payments. Should we fail to keep available such unissued Ordinary Shares, no damages will be payable in connection with such failure. The trustee may, however, require that we, as soon as practicable, hold an extraordinary general meeting of our shareholders at which a resolution will be passed to remedy such failure.
      The trustee is not obligated to monitor whether we have a sufficient number of unissued Ordinary Shares available for issuance as Payment Ordinary Shares and the trustee is entitled to assume, unless it has actual knowledge to the contrary, that we are complying with our obligations to do so.
Market Disruption Event
      If, in our opinion, a Market Disruption Event exists on or after the 15th business day preceding any date upon which a payment or part thereof is due to be made or satisfied pursuant to the Alternative Interest Satisfaction Mechanism, then we may give notice to the trustee, the Calculation Agent and the holders as soon as possible after the Market Disruption Event has arisen or occurred, whereupon the relevant payment will be deferred until such time as, in our opinion, the Market Disruption Event no longer exists.
      Any such deferred payment or part thereof will be satisfied as soon as practicable after the Market Disruption Event no longer exists. Except as provided in the next sentence, interest will not accrue on such deferred payment or part thereof, however, during a Market Disruption Event. If we do not make the relevant payment or part thereof for a period of 14 days or more after its due date, even if the Market Disruption Event is continuing, interest shall accrue on such deferred payment or part thereof from (and including) the date on which the relevant payment or part thereof was due to be made to (but excluding) the date on which such payment or part thereof is made. Any such interest shall accrue at the applicable Interest Rate and shall be satisfied only in accordance with the Alternative Interest Satisfaction Mechanism and as soon as reasonably practicable after the relevant deferred payment is made. No liability shall attach to the trustee or its agents if, as a result of a Market Disruption Event or any other event outside the control of the trustee or any such agent, the trustee or any such agent is unable to comply with its duties in connection with any payment made pursuant to the Alternative Interest Satisfaction Mechanism.
Alteration of Terms upon a Regulatory Notification
      Upon the occurrence of a Regulatory Notification, the terms of the ING Perpetual Debt Securities will be automatically altered, without any action by holders, so that a Mandatory Payment Event, or a Mandatory Partial Payment Event, as applicable, will be deemed to occur only if we declare, pay or distribute a dividend or make a payment (other than a dividend in the form of Ordinary Shares) on our Ordinary Shares and/or other instruments which are classified as equity under IFRS. After the alteration, the ING Perpetual Debt Securities will be considered capital securities which, for purposes of IFRS, are classified as equity applying IFRS standards.
      “Regulatory Notification” means, after we become subject to capital adequacy regulations, the relevant regulator shall have notified us to the effect that on any date on which a payment on the ING Perpetual Debt Securities would otherwise have been due, our capital ratio would after such payment be less than the minimum capital adequacy requirements as enforced by the relevant regulator.
Subordination
      The ING Perpetual Debt Securities constitute our direct, unsecured, subordinated securities and rank pari passu without any preference among themselves.
      The rights and claims of the holders of the ING Perpetual Debt Securities are subordinated to Senior Debt in that rights regarding payments and the issuance of Ordinary Shares (as described under “Alternative Interest Satisfaction Mechanism”) will be subject to the solvency conditions. Upon our liquidation, moratorium of payments or bankruptcy, the holders of the ING Perpetual Debt Securities will rank, effectively from a financial point of view, in priority to all holders of Junior Securities and equally with the holders of our existing most senior preference shares and any other Parity Securities and Parity Guarantees then outstanding. Upon our liquidation, moratorium of payments or bankruptcy, any payments on the ING Perpetual Debt Securities will be subordinate to, and subject in right of payment to the prior payment in full of, all Senior Debt.
      For the purposes of the ING Perpetual Debt Securities, our Senior Debt means:

•	all claims of our unsubordinated creditors;

•	all claims of creditors whose claims are, or are expressed to be, subordinated (whether only in the event of our insolvency or otherwise) only to the claims of our unsubordinated creditors; and

•	all claims of all of our other creditors, except those whose claims are, or are expressed to rank, pari passu with, or junior to, the claims of holders of ING Perpetual Debt Securities.
      As of September 30, 2005, we had approximately EUR 5.2 billion of Senior Debt outstanding.
      The definition of Senior Debt described in the accompanying prospectus under “Description of Debt Securities We May Offer — The Senior Debt Indenture and the Subordinated Debt Indenture — Subordination Provisions” does not apply to the ING Perpetual Debt Securities. For the purposes of the Indenture and the description thereof in the accompanying prospectus, all references to Senior Debt shall be deemed to be references to Senior Debt as described above.
      We will agree in the Indenture that, so long as any of the ING Perpetual Debt Securities remain outstanding, we will not issue any preference shares (or other securities which are akin to preference shares as regards distributions on a return of assets upon our liquidation or in respect of distribution or payment of dividends and/or any other amounts thereunder by us) or give any guarantee or contractual support arrangement in respect of any of our preference shares or such other securities or in respect of any other entity if such preference shares, preferred securities, guarantees or contractual support arrangements would rank (as regards distributions on a return of assets upon our liquidation or in respect of distribution or payment of dividends and/or any other amounts thereunder by us) senior to the ING Perpetual Debt Securities, unless we alter the terms of the ING Perpetual Debt Securities such that the ING Perpetual Debt Securities rank pari passu effectively from a financial point of view with any such preference shares, such other securities akin to preference shares or such guarantee or support undertaking.
Winding-Up
      If any action causes our liquidation (except solely for the purpose of our reconstruction, amalgamation or the substitution of a successor in business for us, as defined in the Indenture, the terms of which have previously been approved in writing by the trustee or by not less than a majority of the holders), with respect to each ING Perpetual Debt Security you own, we will pay you (in lieu of any other payment) an amount as if on and after the day immediately before the liquidation began, any holder of those ING Perpetual Debt Securities had been the holder of our most senior class of preference shares which we refer to as the Notional Preference Shares, which have a preferential right to a return of assets upon liquidation over and so rank ahead of the holders of all other classes of our issued shares for the time being in our capital, but ranking junior to the claims of Senior Debt. Any such payment shall be made on the assumption that the amount that you were entitled to receive in respect of each Notional Preference Share on a return of assets upon liquidation was an amount equal to the principal amount of US$1,000 of the relevant ING Perpetual Debt Security and any other Outstanding Payments together with, to the extent not otherwise included within the foregoing, the pro rata share of any Winding-Up Claims attributable to the ING Perpetual Debt Security.
      As a consequence of the subordination provisions, the holders of the ING Perpetual Debt Securities may recover less than the holders of our unsubordinated liabilities and the holders of certain of our subordinated liabilities, including the holders of other subordinated debt securities as described in the accompanying prospectus under the heading “Description of Debt Securities We May Offer.” If, upon liquidation the amount payable on any ING Perpetual Debt Securities and any claims ranking pari passu with the ING Perpetual Debt Securities are not paid in full, the ING Perpetual Debt Securities and other claims ranking equally will share ratably in any distribution of our assets upon liquidation in proportion to the respective amounts to which they are entitled. If any holder is entitled to any recovery with respect to the ING Perpetual Debt Securities upon liquidation, the holder might not be entitled to a recovery in U.S. dollars and might be entitled only to a recovery in euros. In addition, under current Dutch law, our liability to holders of the ING Perpetual Debt Securities would be converted into euros at a date close to the commencement of insolvency proceedings against us and holders of the ING Perpetual Debt Securities would be exposed to currency fluctuations between that date and the date they receive proceeds pursuant to such proceedings, if any.
Defaults; Limitation of Remedies
      The Events of Default and rights to accelerate described in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default — Events of Default” and certain remedies provided for under “— Remedies if an Event of Default Occurs” do not apply to the ING Perpetual Debt Securities.
      The only defaults and remedies are as provided below.
     Payment Defaults
      It is a Payment Default with respect to the ING Perpetual Debt Securities if we fail to pay or set aside for payment the amount due to satisfy any payment on the ING Perpetual Debt Securities when due, and such failure continues for 14 days; provided, however, that if we fail to make any Mandatory Interest Payment as a result of failure to satisfy the solvency conditions, or due to a deferral of an interest payment as permitted under the terms of the Indenture, that payment will constitute an Outstanding Payment and will accumulate with any other Outstanding Payments until paid but will not be a Payment Default.
     Limitation of Remedies
      If any Payment Default occurs and continues regarding the ING Perpetual Debt Securities, the trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums due and unpaid or a bankruptcy proceeding in The Netherlands (but not elsewhere), but the trustee may not declare the principal amount of any outstanding ING Perpetual Debt Security to be due and payable. If we fail to make payment and the solvency conditions are not satisfied at the end of the 14-day period described under “— Payment Defaults,” such failure does not constitute a Payment Default but instead constitutes a Payment Event. On a Payment Event, the trustee may institute bankruptcy proceedings exclusively in The Netherlands, but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.
      Notwithstanding the foregoing, holders of the ING Perpetual Debt Securities have the absolute and unconditional right to institute suit for the enforcement of any payment when due and such right may not be impaired without the consent of the holder.
     General
      By purchasing ING Perpetual Debt Securities, you and the trustee will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the ING Perpetual Debt Securities or the Indenture (or between our obligations regarding the ING Perpetual Debt Securities and any liability owed by a holder or the trustee to us) that they might otherwise have against us.
      Subject to the provisions of the Indenture relating to the duties of the trustee, if a Payment Default occurs and continues with respect to the ING Perpetual Debt Securities, the trustee will be under no obligation to any holder of the ING Perpetual Debt Securities, unless they have offered reasonable indemnity to the trustee. Subject to the Indenture provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding ING Perpetual Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series, if the direction is not in conflict with any rule of law or with the Indenture and the trustee does not determine that the action would be unjustly prejudicial to the holder or holders of any ING Perpetual Debt Securities not taking part in that direction. The trustee may take any other action that it deems proper that is not inconsistent with that direction.
      The Indenture provides that the trustee will, within 90 days after the occurrence of a Payment Default with respect to the ING Perpetual Debt Securities, give to each holder of the ING Perpetual Debt Securities notice of the Payment Default known to it, unless the Payment Default has been cured or waived. The trustee will be protected in withholding notice, however, if it determines in good faith that withholding notice is in the interest of the holders.
      We are required to furnish to the trustee, on an annual basis a statement as to our compliance with all conditions and covenants under the Indenture.
Additional Amounts
      Any amounts to be paid by us on the ING Perpetual Debt Securities will be made without deduction or withholding for any taxes, assessments or other charges imposed by the government of The Netherlands or the government of a jurisdiction in which a successor to us is organized, unless the withholding or deduction of such taxes, assessments or charges is required by law. In that event we will pay such additional amounts, which we refer to as Additional Amounts, as may be necessary in order that the net amounts received by holders after such withholding or deduction equal the respective amounts of principal and interest which would have been received in respect of the ING Perpetual Debt Securities in the absence of such withholding or deduction.
      There are certain circumstances in which we will not be obligated to pay such Additional Amounts. Please see “Description of Debt Securities We May Offer — Payment of Additional Amounts with Respect to the Debt Securities” in the accompanying prospectus.
      Whenever we refer in this prospectus supplement or the accompanying prospectus to principal, interest amounts, Deferred Interest Payments, Mandatory Partial Payments and/or Accrued Interest Payments, we intend to include any Additional Amounts which may become payable pursuant to the terms of the Indenture as described above.
      In the event that any payment is satisfied through the Alternative Interest Satisfaction Mechanism, then any Additional Amounts which are payable must also be satisfied through the Alternative Interest Satisfaction Mechanism.
Optional Redemption and Redemption upon Certain Events
     Optional Redemption
      The ING Perpetual Debt Securities are perpetual debt securities and have no fixed maturity or mandatory redemption date. The ING Perpetual Debt Securities are not redeemable at the option of the holder of an ING Perpetual Debt Security at any time and are not redeemable at our option prior to December 8, 2015, except in certain limited circumstances. See “— Redemption upon Certain Events” below.
      We may redeem the ING Perpetual Debt Securities in whole or in part at our option, on December 8, 2015, or on any interest payment date thereafter at the aggregate principal amount of the ING Perpetual Debt Securities so redeemed together with Outstanding Payments in respect thereof due through the date of redemption, which sum we refer to as the Base Redemption Price.
      We may purchase on the open market at any time ING Perpetual Debt Securities in any manner and at any price.
      Cancellation of any ING Perpetual Debt Securities so redeemed by us will be effected by reducing the principal amount of the global ING Perpetual Debt Securities, and any ING Perpetual Debt Securities so cancelled may not be reissued or resold and our obligations in respect of any such cancelled

ING Perpetual Debt Securities will be discharged. ING Perpetual Debt Securities purchased by us may be held, reissued, resold or, at our option, be cancelled by decreasing in an equal amount the principal amount of ING Perpetual Debt Securities represented by the Global Security.
     Redemption upon Certain Events
      Tax Event. Upon the occurrence of a Tax Event with respect to the ING Perpetual Debt Securities, we may, by giving notice of redemption, redeem in whole (but not in part) the ING Perpetual Debt Securities at the Base Redemption Price except in the case of a Make-Whole Tax Event (as defined below) which prior to the First Call Date shall be made at the greater of (1) the Base Redemption Price and (2) the Make-Whole Amount (as defined under “Regulatory Event”).
      “Tax Event” means we determine that immediately prior to the giving of the notice referred to below, on the next interest payment date:

•	we would, for reasons outside our control, be unable to make such payment without being required to pay Additional Amounts and we cannot avoid the requirement or circumstance by taking measures as we (acting in good faith) deem appropriate;

•	payments of amounts in respect of interest on the ING Perpetual Debt Securities, including, for the avoidance of doubt, the issue of Ordinary Shares pursuant to the Alternative Interest Satisfaction Mechanism, may be treated as “distributions” within the meaning of Section II of the Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965; or such other provision as may from time to time supersede or replace Section II of the Dividend Withholding Tax Act 1965 for the purposes of such definition) and we cannot avoid the requirement or circumstance by taking such measures as we (acting in good faith) deem appropriate; or

•	as a result of any proposed change or amendment to the laws of The Netherlands, or any proposed change in the application of official or generally published interpretation of such laws, or any interpretation or pronouncement by any relevant tax authority that provides for a position with respect to such law or regulations that differs from the previously generally accepted position in relation to similar transactions or which differs from any specific written confirmation given by a tax authority in respect of the ING Perpetual Debt Securities, which change or amendment becomes, or would become, effective, or in the case of a change or proposed change in law if such change is enacted (or, in the case of a proposed change, is expected to be enacted) by Act of Parliament or made by Statutory Instrument on or after the date of this prospectus supplement, there is more than an insubstantial risk that we will not obtain substantially full relief for the purposes of Dutch corporation tax for any payment of interest including, for the avoidance of doubt, where the payment of interest is to be satisfied by the issue of Ordinary Shares pursuant to the Alternative Interest Satisfaction Mechanism and we cannot avoid this risk by taking such measures as we (acting in good faith) deem appropriate.
      “Make-Whole Tax Event” means the occurrence of the events described in the second and third bullet points under “Tax Event,” if such events and the related redemption occur prior to the First Call Date.
      In the case of redemption upon the occurrence of a Tax Event, we are required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent Netherlands counsel of recognized standing, selected by us, in a form satisfactory to the trustee, confirming that we are entitled to exercise our right of redemption.
      Regulatory Event. Upon the occurrence of a Regulatory Event with respect to the ING Perpetual Debt Securities, we may by giving notice of redemption, at any time redeem the ING Perpetual Debt Securities in whole (but not in part). Such redemption, if made prior to the First Call Date shall be at the greater of (1) the Base Redemption Price and (2) the Make Whole Amount (as defined below), and on the First Call Date and thereafter, at the Base Redemption Price.

      “Regulatory Event” means any time after we become subject to capital adequacy regulations, the relevant regulator makes a determination that securities of the nature of the ING Perpetual Debt Securities can no longer qualify as Tier 1 Capital (or instruments of a similar nature which qualify as core capital) for purposes of such capital adequacy regulations.
      “Make-Whole Amount” as applied to a redemption of the ING Perpetual Debt Securities means, as determined by a quotation agent (as defined below), the sum of the present value of the principal amount of the ING Perpetual Debt Securities together with the present values of scheduled payments of interest accrued from the date of redemption to the interest payment date on December 8, 2015 (the “remaining life”), in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 40 basis points and Outstanding Amounts due through the date of redemption.
      For purposes of determining the Make-Whole Amount:
      “comparable treasury issue” means the United States treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining life of the ING Perpetual Debt Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining life.
      “comparable treasury price” means (A) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (B) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.
      “quotation agent” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors, except that if Merrill Lynch, Pierce, Fenner & Smith Incorporated ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), we will designate another primary treasury dealer.
      “reference treasury dealer” means (1) the quotation agent and (2) any other primary treasury dealer selected by the quotation agent after consultation with us.
      “reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3.30 p.m., New York City time, on the third business day preceding such redemption date.
      “treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.
Notice of Redemption
      We must give 30 to 60 days’ notice of redemption to the holders of the ING Perpetual Debt Securities. Any notice of redemption is irrevocable and must be given as described in the accompanying prospectus. If the redemption price in respect of any ING Perpetual Debt Securities is improperly withheld or refused and is not paid by us, interest on the ING Perpetual Debt Securities will continue to be payable until the redemption price is actually paid.
Calculation Agent
      So long as any of the ING Perpetual Debt Securities are outstanding, we will ensure that there will always be a Calculation Agent. If the Calculation Agent is unable or unwilling to act as such, or if it fails to make a determination, calculation or otherwise fails to perform its duties under the Indenture or the Calculation Agency Agreement, we will appoint an independent investment bank acceptable to the trustee to act as such in its place. Subject to certain limited exceptions, neither the termination of the Calculation Agent’s appointment nor the Calculation Agent’s resignation will be effective without a successor having been appointed.
      All calculations and determinations made by the Calculation Agent with respect to the ING Perpetual Debt Securities (except in the case of manifest error) are final and binding on us, the trustee and the holders.
      Neither we nor the trustee have any responsibility to anyone for any errors or omissions in any calculation by the Calculation Agent.
Book-entry System; Delivery and Form
     General
      The ING Perpetual Debt Securities will initially be represented by one or more global securities in registered form, without coupons attached. They will be deposited with or on behalf of The Depository Trust Company, DTC, or its nominee and registered in the name of Cede & Co., as nominee of DTC. Until the ING Perpetual Debt Securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by DTC to a nominee or a successor of DTC.
      The ING Perpetual Debt Securities have been accepted for clearance by DTC, Euroclear and Clearstream Banking. The initial distribution of the ING Perpetual Debt Securities will be cleared through DTC only. Beneficial interests in the global ING Perpetual Debt Securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking. Owners of beneficial interests in the ING Perpetual Debt Securities will receive all payments relating to their ING Perpetual Debt Securities in U.S. dollars.
      So long as DTC, or its nominee, is the holder of a global ING Perpetual Debt Security, it will be considered the sole holder of the global ING Perpetual Debt Security for all purposes under the Indenture. Except as described below under “— Issuance of Definitive Securities,” no participant, indirect participant or other person will be entitled to have ING Perpetual Debt Securities registered in its name, receive or be entitled to receive physical delivery of ING Perpetual Debt Securities in definitive form or be considered the owner or holder of the ING Perpetual Debt Securities under the Indenture. Each person having an ownership or other interest in ING Perpetual Debt Securities must rely on the procedures of DTC, Euroclear and Clearstream Banking, and, if a person is not a participant or another securities intermediary through which that person owns its interest, exercise any rights and obligations of a holder under the Indenture or the ING Perpetual Debt Securities. See also “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.
     Payments on the Global Securities
      Payments of any amounts in respect of any global ING Perpetual Debt Securities will be made by the trustee to DTC. Payments will be made to beneficial owners of ING Perpetual Debt Securities in accordance with the rules and procedures of DTC or its direct and indirect participants, as applicable. Neither we, the trustee or any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between DTC, Euroclear or Clearstream Banking, and any beneficial owner of an interest in a global security, or the failure of DTC, Euroclear or Clearstream Banking, or any intermediary to pass through to any beneficial owner any payments that we make to DTC.
      For more information about holding ING Perpetual Debt Securities in global book-entry form please see “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Issuance of Definitive Securities
      So long as DTC holds the global ING Perpetual Debt Securities, the global securities will not be exchangeable for definitive securities unless:

•	DTC notifies the trustee that it is unwilling or unable to continue to hold the book-entry ING Perpetual Debt Securities or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and the trustee does not appoint a successor to DTC which is registered under the Securities Exchange Act of 1934 within 120 days;

•	a Payment Default has occurred and is continuing;

•	a Payment Event has occurred;

•	in the event of our bankruptcy we fail to make a payment on the ING Perpetual Debt Securities when due; or

•	at any time we determine in our sole discretion that the global securities of a particular series should be exchanged for definitive debt securities of that series in registered form.
      Each person having an ownership or other interest in ING Perpetual Debt Securities must rely exclusively on the rules and procedures of DTC, Euroclear or Clearstream Banking, as the case may be, and any agreement with any participant of DTC, Euroclear or Clearstream Banking, as the case may be, or any other securities intermediary through which that person holds its interest to receive or direct the delivery or possession of any definitive security.
      Definitive securities will be issued in registered form only in denominations of US$1,000 and any integral multiples thereof. To the extent permitted by law, we and the trustee are entitled to treat the person in whose name any definitive security is registered as its absolute owner.
      Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series. Payments will be made in respect of the ING Perpetual Debt Securities by transfer to the holder’s account in New York.
      If we issue definitive securities of a particular series in exchange for global ING Perpetual Debt Securities, DTC, as holder of the global ING Perpetual Debt Securities, will surrender it against receipt of the definitive securities, cancel the book-entry securities of that series, and distribute the definitive securities of that series to the persons in the amounts that DTC specifies.
      If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of the trustee. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor. For more information regarding the transfer and exchange of definitive securities see “Description of Debt Securities We May Offer — Form, Exchange and Transfer of Debt Securities — Transfer and Exchange” in the accompanying prospectus.
Governing Law
      The ING Perpetual Debt Securities and the related Indenture will be governed by, and construed in accordance with, the laws of the State of New York, except that the subordination provisions of the ING Perpetual Debt Securities and the Indenture will be governed by and construed in accordance with the laws of The Netherlands.

Glossary
      Certain defined terms that are used in this prospectus supplement are defined in the following glossary. Terms used in the description of our ING Perpetual Debt Securities which are not defined herein are defined in the accompanying prospectus or in the Indenture.
      “Accrued Interest Payment” means interest that shall continue to accrue after an interest payment date in respect of an Elective Deferral Interest Payment, the failure to make a payment when due on a date of redemption, certain payments which cannot be made due to insufficient Ordinary Shares to satisfy the Alternative Interest Satisfaction Mechanism and failure to make a payment more than 14 days after its due date due to a Market Disruption Event.
      “Additional Amounts” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Additional Amounts.”
      “Alternative Interest Satisfaction Mechanism” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Alternative Interest Satisfaction Mechanism.”
      “assets” means our non-consolidated gross assets as shown by our most recent published audited balance sheet but adjusted for contingencies and for subsequent events and to such extent as the directors or, as the case may be, the liquidator may determine to be appropriate.
      “Base Redemption Price” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Optional Redemption and Redemption upon Certain Events — Optional Redemption.”
      “Calculation Agency Agreement” means the calculation agency agreement to be dated as of December 8, 2005, between us and the Calculation Agent, relating to the ING Perpetual Debt Securities under which the Calculation Agent agrees to perform the duties required of it under the terms of the Indenture.
      “Calculation Agent” means ING Financial Markets LLC, as calculation agent in relation to the ING Perpetual Debt Securities, or its successor or successors for the time being appointed under the Calculation Agency Agreement.
      “Deferral Notice” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Deferral of Interest Payments — Required Deferral of Payments.”
      “Deferred Interest Payment” means:

•	any payment, or part thereof, which we have deferred as described under “Required Deferral of Payments” and which has not subsequently been either (i) satisfied or (ii) deferred as described under “Optional Deferral of Payments”; or

•	any payment, or part thereof, which we have elected to defer in accordance with the Elective Deferral Interest Payment and which has not been satisfied.
      “Deferred Interest Satisfaction Date” means:

•	the interest payment date following the 19th business day after the Required Deferral Condition fails to be met;

•	if other than an interest payment date, the date on which we resolve to satisfy a Deferred Interest Payment, as notified by us to the trustee, the holders and the Calculation Agent; or

•	the date on which we are required to satisfy all Deferred Interest Payments as a result of the occurrence of a Mandatory Payment Event or a Mandatory Partial Payment Event.
      “Deferral Period” means the period commencing on (and including) the date we gave a Deferral Notice and ending on (and including) the date upon which all Deferred Interest Payments are paid or satisfied in full.
      “Elective Deferral Interest Payment” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Deferral of Interest Payments — Optional Deferral of Payments.”

      “First Call Date” means December 8, 2015.
      “Indenture” has the meaning set forth under “Description of the ING Perpetual Debt Securities — General.”
      “ING Perpetual Debt Securities” means the 5.775% Fixed/ Floating ING Perpetual Debt Securities and such expression shall include, unless the context otherwise requires, any further ING Perpetual Debt Securities which we are permitted to issue and which will form a single series with the ING Perpetual Debt Securities.
      “interest” shall, where appropriate, include Interest Amounts, Deferred Interest Payments and Accrued Interest Payments.
      “Interest Amount” means:

•	in respect of an interest payment, the amount of interest payable on an ING Perpetual Debt Security for the relevant Interest Period; and

•	in the event of redemption due to a Tax Event or Regulatory Event, any interest accrued from (and including) the preceding interest payment date (or, if none, the issue date of the ING Perpetual Debt Securities) to (but excluding) the due date for redemption, if not an interest payment date, as calculated using the 30/360 day basis on and prior to December 8, 2015, and thereafter calculated using the actual number of days elapsed and a 360-day year.
      “interest payment” means, in respect of an interest payment date, the aggregate Interest Amounts for the Interest Period ending on such interest payment date.
      “interest payment date” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Interest.”
      “Interest Period” means the period commencing on (and including) the issue date and ending on (but excluding) the first interest payment date and each successive period commencing on (and including) an interest payment date and ending on (but excluding) the next succeeding interest payment date.
      “Interest Rate” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Interest.”
      “Junior Guarantee” means any guarantee, indemnity or other contractual support arrangement entered into by us in respect of securities (regardless of name or designation) issued by one of our subsidiaries or Undertakings and ranking, upon liquidation or in respect of distributions or payment of dividends or any other payment thereon, after the ING Perpetual Debt Securities.
      “Junior Securities” means our Ordinary Shares or any other securities which rank, as regards distributions on a return of assets upon liquidation or in respect of distributions or payment of dividends or any other payments thereon, after the ING Perpetual Debt Securities.
      “liabilities” means our non-consolidated gross liabilities as shown by our most recent published audited balance sheet, but adjusted for contingencies and for subsequent events and to such extent as the directors, the auditors or, as the case may be, the liquidator may determine.
      “LIBOR calculation agent” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Interest.”
      “Make-Whole Amount” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Optional Redemption and Redemption upon Certain Events — Regulatory Events.”
      “Make-Whole Tax Event” has the meaning set forth under “Description of the ING Perpetual Debt Securities-Redemption Upon Certain Events-Tax Event.”
      “Mandatory Partial Payment” payable on any interest payment date means a payment in respect of each ING Perpetual Debt Security in an amount that results in payment of a proportion of a full interest payment on the ING Perpetual Debt Security on such interest payment date equal to the proportion of a full dividend on the relevant Parity Securities and/or payment on the relevant Parity Guarantee paid on the dividend or payment date in respect of the relevant Parity Securities and/or Parity Guarantee immediately preceding such interest payment date.

      “Mandatory Partial Payment Event” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Dividend Stopper; Mandatory Interest Payment.”
      “Mandatory Payment Event” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Dividend Stopper; Mandatory Interest Payment.”
      “Market Disruption Event” means:

•	the occurrence or existence of any suspension of or limitation imposed on trading by reason of movements in price exceeding limits permitted by Eurolist by Euronext or on settlement procedures for transactions in the Ordinary Shares on Eurolist by Euronext if, in any such case, that suspension or limitation is, in the determination of the Calculation Agent, material in the context of the sale of the Ordinary Shares;

•	in our opinion, there has been a substantial deterioration in the price and/or value of the Ordinary Shares; or circumstances are such as to prevent or to a material extent restrict the issue or delivery of the Ordinary Shares; or

•	where, pursuant to the terms of the Indenture, monies are required to be converted from one currency into another currency in respect of any payment, the occurrence of any event that makes it impracticable to effect such conversion.
      “Ordinary Shares” means our ordinary shares or depository receipts issued in respect of such Ordinary Shares, as the context may require.
      “Outstanding Payment” means:

•	in relation to any interest payment, Deferred Interest Payment or Interest Amount not falling within the definition of interest payment, that such payment (a) has either become due and payable or would have become due and payable except for the non-satisfaction on the relevant date due to an insolvency condition or the deferral, postponement or suspension of such payment, due to a Required Deferral Condition, an Elective Deferral Interest Payment, insufficient Ordinary Shares available to satisfy the Alternative Interest Satisfaction Mechanism, or failure to make a payment more than 14 days after its due date due to a Market Disruption Event; and (b) in any such case has not been satisfied; and

•	in relation to any Accrued Interest Payment, any amount thereof which has not been satisfied whether or not payment has become due.
      “Parity Guarantees” means any guarantees, indemnities or other contractual support arrangements we enter into with respect to securities issued by any of our subsidiaries or Undertakings which effectively from a financial point of view
      • are similar to the most senior class of our preference shares:

•	with respect to distributions on a return of assets upon our liquidation; or

•	with respect to dividends or distribution of payments or other amounts thereunder; and

•	rank pari passu with the ING Perpetual Debt Securities with respect to such distributions or payments.
      For the avoidance of doubt, included in Parity Guarantee are our guarantees of obligations relating to the 8.439% Noncumulative Guaranteed Trust Preferred Securities issued by ING Capital Funding Trust III.
      “Parity Securities” means our most senior class of preference shares or any of our other securities which effectively from a financial point of view
      • are similar to the most senior class of our preference shares:

•	with respect to distributions on a return of assets upon our liquidation; or

•	with respect to dividends or distribution of payments or other amounts thereunder; and

•	rank pari passu with the ING Perpetual Debt Securities with respect to such distributions or payments.
      For avoidance of doubt, included in Parity Securities are our 6.50% ING Perpetual Debt Securities issued on September 27, 2001, 7.05% ING Perpetual Debt Securities issued on July 18, 2002, 7.20% ING Perpetual Debt Securities issued on December 6, 2002, Variable Rate ING Perpetual Securities issued on June 20, 2003, 6.20% ING Perpetual Debt Securities issued on October 17, 2003, Variable Rate ING Perpetual Securities issued on June 14, 2004, 4.176% ING Perpetual Debt Securities issued on June 7, 2005 and 6.125% ING Perpetual Debt Securities issued on September 26, 2005.
      “payment” means any interest payment, Deferred Interest Payment, Accrued Interest Payment or Interest Amount not falling within the definition of interest payment.
      “Payment Event” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Defaults; Limitation of Remedies — Limitation of Remedies.”
      “Payment Ordinary Shares” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Alternative Interest Satisfaction Mechanism — General.”
      “Regulatory Event” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Optional Redemption and Redemption upon Certain Events — Redemption upon Certain Events — Regulatory Event.”
      “Regulatory Notification” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Alteration of Terms upon a Regulatory Notification.”
      “Relevant Date” means:

•	in respect of any payment other than a Winding-Up Claim, the date on which such payment first becomes due and payable but, if the full amount of the monies payable on such date has not been received by the trustee on or prior to such date, the “Relevant Date” means the date on which such monies shall have been so received and notice to that effect shall have been given to the holders in accordance with the terms of the Indenture; and

•	in respect of a Winding-Up Claim, the date which is one day prior to the commencement of the winding up.
      The “Required Deferral Condition” will be met if, in our determination, on the relevant date, we do not satisfy the solvency conditions, or making of the relevant payment will result in us not satisfying the solvency conditions.
      “Senior Debt” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Subordination.”
      “solvency conditions” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Payments.”
      “Tax Event” has the meaning set forth under “Description of the ING Perpetual Debt Securities — Optional Redemption and Redemption upon Certain Events — Redemption upon Certain Events — Tax Event.”
      “Undertaking” means a corporate body, partnership, limited partnership, cooperative or an incorporated association carrying on a trade or business with or without a view to profit in which the Issuer has direct or indirect financial, commercial or contractual majority interest.
      “Winding-Up Claim” means amounts in respect of principal or payments in respect of which the solvency conditions are not satisfied on the date upon which the same would otherwise be due and payable by us in our liquidation (upon dissolution or otherwise) and on any redemption as described under “Description of the ING Perpetual Debt Securities — Optional Redemption and Redemption upon Certain Events.”

UNITED STATES TAXATION
      This section describes the material U.S. federal income tax consequences of owning ING Perpetual Debt Securities. This discussion is the opinion of Sullivan & Cromwell LLP. It applies to you only if you acquire your ING Perpetual Debt Securities in this offering and you hold your ING Perpetual Debt Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a life insurance company;

•	a person liable for alternative minimum tax;

•	a person that actually or constructively owns 10% or more of the voting stock of ING Groep N.V.;

•	a person that holds ING Perpetual Debt Securities as part of a straddle or a hedging or conversion transaction; or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.
      This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed U.S. Treasury regulations, published rulings and court decisions all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.
      You are a U.S. holder if you are a beneficial owner of ING Perpetual Debt Securities and you are, for U.S. federal income tax purposes:
      • a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.
      A “non-U.S. holder” is a beneficial owner of ING Perpetual Debt Securities that is not a U.S. person for U.S. federal income tax purposes.
You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of owning and disposing of ING Perpetual Debt Securities in your particular circumstances.
Classification of the ING Perpetual Debt Securities
      Although the matter is not free from doubt, the ING Perpetual Debt Securities should be treated as equity interests in ING Groep N.V., and not as debt. Accordingly, each “interest” payment should be treated as a distribution by ING Groep N.V. with respect to such equity interest, and any reference in this discussion to “dividends” refers to the “interest” payments on the ING Perpetual Debt Securities. The rest of this discussion so assumes.
Taxation of Dividends
      U.S. Holders. Under the U.S. federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend paid by ING Groep N.V. out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. The dividend is ordinary income that you must include in income when you receive the dividend, actually or constructively. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 will constitute “qualified dividend income,” provided that the ING Perpetual Debt Securities are readily tradable on the New York Stock Exchange or on another established securities market in the United States or ING Groep N.V. is eligible for the benefits of the Income Tax Treaty between the Kingdom of the Netherlands and the United States (the “Tax Treaty”). ING Groep N.V. believes that it is eligible for the benefits of the Tax Treaty. Dividends paid to you that are qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you (i) hold the ING Perpetual Debt Securities for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or, if the dividend is attributable to a period or periods aggregating over 366 days, for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date and (ii) meet other holding period requirements. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.
      Dividends will be income from sources outside the United States, but dividends paid in taxable years beginning before January 1, 2007 generally will be “passive income” or “financial services income” and dividends paid in taxable years beginning after December 31, 2006 will depending on your circumstances, be “passive income” or “general income” which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.
      Non-U.S. Holders. If you are a non-U.S. holder, dividends paid to you in respect of ING Perpetual Debt Securities will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Taxation of Capital Gains
      U.S. Holders. Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your ING Perpetual Debt Securities, you will recognize capital gain or loss for U.S. federal income tax purposes (assuming, in the case of a redemption, that you do not actually or constructively own any equity interest in ING Groep N.V. other than your ING Perpetual Debt Securities) equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis in your ING Perpetual Debt Securities. If, however, you actually or constructively own any equity interest in ING Groep N.V. other than your ING Perpetual Debt Securities you should consult your tax adviser as to whether amounts you receive in a redemption of your ING Perpetual Debt Securities should be treated as dividends or as redemption proceeds. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the property is held more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.
      Non-U.S. Holders. If you are a non-U.S. holder, you will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of your ING Perpetual Debt Securities unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis; or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.
      If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
PFIC Rules
      We believe that ING Perpetual Debt Securities should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the ING Perpetual Debt Securities, gain realized on the sale or other disposition of your ING Perpetual Debt Securities would in general not be treated as capital gain. Instead, if you are a U.S. holder, you generally would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the ING Perpetual Debt Securities and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, your ING Perpetual Debt Securities will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your ING Perpetual Debt Securities. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.
Backup Withholding and Information Reporting
      If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States; and

•	the payment of proceeds to you from the sale of ING Perpetual Debt Securities effected at a U.S. office of a broker.
      Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.
      If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by ING Groep N.V. or another non-U.S. payor; and

•	other dividend payments and the payment of the proceeds from the sale of ING Perpetual Debt Securities effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax; and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person; and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person; or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.
      Payment of the proceeds from the sale of ING Perpetual Debt Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of ING Perpetual Debt Securities that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.
      In addition, a sale of ING Perpetual Debt Securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.
      You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

THE NETHERLANDS TAXATION
      This section describes the material Netherlands tax issues and consequences of acquiring, holding, redeeming and/or disposing of the ING Perpetual Debt Securities. This discussion is the opinion of KPMG Meijburg & Co. This summary provides general information only and is restricted to the matters of Netherlands taxation stated therein. The information given below is neither intended as tax advice nor purports to describe all of the tax considerations that may be relevant to a prospective purchaser of the ING Perpetual Debt Securities.
You should consult your own tax advisor regarding Netherlands tax consequences of owning or disposing of ING Perpetual Debt Securities in your particular circumstances.
      This summary is based on the tax legislation, published case law, and other regulations in force as of the date of this prospectus supplement, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.
      In the following, it is assumed that the holders of the ING Perpetual Debt Securities do not hold a substantial interest in ING Groep N.V. Generally speaking, an interest in the share capital of ING Groep N.V. should not be considered a substantial interest if the holder of such interest, and, if the holder is a natural person, his or her spouse, (registered) partner, certain other relatives or certain persons sharing the holder’s household, alone or together, does or do not hold, whether directly or indirectly, the ownership of, or certain rights over, shares or rights resembling shares representing five percent or more of the total issued and outstanding capital, or the issued and outstanding capital of any class of shares, of ING Groep N.V.
      Also, it is assumed that the Securities and income received or capital gains derived therefrom, are not attributable to employment activities of the holder of the ING Perpetual Debt Securities.
      Furthermore, it is assumed the holders of the ING Perpetual Debt Securities are not residents of The Netherlands, not deemed to be residents of The Netherlands and have not opted to be treated as resident in The Netherlands. Under the current tax law and jurisprudence of The Netherlands:
Withholding tax
      All payments in respect of the ING Perpetual Debt Securities can be made without withholdings or deductions for or on account of any taxes, duties or charges of any nature whatsoever imposed by the Dutch tax authorities or any political subdivision thereof or therein or any of their representatives, agents or delegates.
Taxes on income and capital gains
      A holder of an ING Perpetual Debt Security who derives income from such ING Perpetual Debt Security, or who realizes a gain on the disposal or redemption of an ING Perpetual Debt Security, will not be subject to Dutch taxation on income or capital gains, unless:

•	such holder derives such income or gain from an enterprise whether as an entrepreneur (ondernemer) or pursuant to the co-entitlement to the net worth of such enterprise, other than as an entrepreneur or a shareholder, which enterprise is in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands, to which the ING Perpetual Debt Security is attributable; or

•	the holder is an individual, and such income or gain qualifies as income from miscellaneous activities (resultaat uit overige werkzaamheden) in The Netherlands, which include activities with respect to the ING Perpetual Debt Security that exceed regular, active portfolio management (normaal, actief vermogensbeheer).

Gifts, estate or inheritance tax
      There will be no Dutch gift, estate or inheritance taxes levied on the receipt of an ING Perpetual Debt Security by way of gift by a holder, or upon the death of a holder, unless:

•	at the time of the gift or death, the ING Perpetual Debt Security can be attributed to an enterprise or an interest therein which is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands; or

•	the holder of the ING Perpetual Debt Security dies within 180 days of making the gift, and at the time of death is a resident or deemed resident of the Netherlands.
Value-added tax
      No value-added tax will be due in The Netherlands in respect of payments made in consideration for the issue of the ING Perpetual Debt Securities, whether in respect of payments of interest and principal or in respect of the transfer of an ING Perpetual Debt Security.
Other taxes
      There will be no registration tax, capital contribution tax, customs duty, stamp duty, real estate transfer tax or any other similar tax or duty due in The Netherlands in respect of or in connection with the issue, transfer, execution or delivery by legal proceedings of the ING Perpetual Debt Securities or the performance of our obligations under the relevant documents. However, capital contribution tax will be payable by us upon the issue of our Ordinary Shares to the trustee or its agent on the basis of the Alternative Interest Satisfaction Mechanism.
Residency
      A holder of an ING Perpetual Debt Security will not become, and will not be deemed to be, resident in The Netherlands by the sole virtue of holding such ING Perpetual Debt Security or the execution, performance, and/or delivery of the relevant documents.
European Union Savings Directive
      On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive on the taxation of savings income in the form of interest payments, which we refer to as the “Directive”. Under the Directive, as amended by a decision of the Council dated July 19, 2004, each Member State is (provided equivalent measures have been introduced by certain non-EU jurisdictions and agreements are in place for the introduction of the same measures in certain other non-EU jurisdictions) required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria will instead be required (unless during that period they elect to provide information as described above) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries).

UNDERWRITING
      Subject to the terms and conditions set forth in an underwriting agreement, dated December 2, 2005, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom ING Financial Markets LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. International Limited are acting as representatives, has severally agreed to purchase the aggregate principal amount of ING Perpetual Debt Securities set forth opposite the name of such underwriter below. The underwriters can be reached at the following addresses: c/o ING Financial Markets LLC, 1325 Avenue of the Americas, New York, New York 10017, c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, or c/o Morgan Stanley & Co. International Limited, 25 Cabot Square, Canary Wharf, London E14 4QA. In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the ING Perpetual Debt Securities offered hereby if any of the ING Perpetual Debt Securities are purchased. If an underwriter defaults, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Principal
Amount of ING
Perpetual Debt
Underwriter	Securities

ING Financial Markets LLC	$326,667,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$326,667,000
Morgan Stanley & Co. International Limited	$326,666,000
Banc of America Securities LLC	$5,000,000
Citigroup Global Markets Inc.	$5,000,000
Goldman, Sachs & Co.	$5,000,000
Lehman Brothers Inc.	$5,000,000

Total	$1,000,000,000

      The underwriters propose initially to offer the ING Perpetual Debt Securities to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.6% of the principal amount thereof. After the initial offering, the public offering price and other selling terms may from time to time be varied by the representatives.
      We do not plan to have the ING Perpetual Debt Securities listed on any securities exchange or included in any quotation system and there may be little or no secondary market for the ING Perpetual Debt Securities. The representatives will have no obligation to make a market in the ING Perpetual Debt Securities and may cease market making activities, if commenced, at any time.
      We have agreed not to sell or transfer any ING Perpetual Debt Securities or any perpetual security substantially similar to the ING Perpetual Debt Securities for 30 days after the date of this prospectus supplement without first obtaining the prior written consent of the representatives. Specifically, we have agreed not to, directly or indirectly, sell, offer to sell, grant any option to sell or otherwise dispose of any ING Perpetual Debt Securities, or any security substantially similar to the ING Perpetual Debt Securities, other than pursuant to this prospectus supplement.
      In connection with the issuance of the ING Perpetual Debt Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ING Perpetual Debt Securities. Specifically, the underwriters may overallot the offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase ING Perpetual Debt Securities in the open market to cover syndicate shorts or to stabilize the price of the ING Perpetual Debt Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

      Pursuant to Rule 2720 of the NASD, no NASD member will execute transactions in any discretionary account without the prior specific written approval of the customer. We have agreed to indemnify the underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.
      The underwriters and/or their affiliates have provided investment banking, commercial banking and financial advisory services to us or our affiliates in the past, for which they have received customary compensation and expense reimbursement, and may do so again in the future. ING Financial Markets LLC, our subsidiary, is participating in this offering of ING Perpetual Debt Securities as an underwriter. In the future, ING Financial Markets LLC or other affiliates of ING Groep N.V. may repurchase and resell the ING Perpetual Debt Securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of the resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.
      It is expected that delivery of the ING Perpetual Debt Securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fourth business day following the date of pricing of the ING Perpetual Debt Securities (such settlement cycle being herein referred to as “T+4”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade ING Perpetual Debt Securities on the date of pricing will be required, by virtue of the fact that the ING Perpetual Debt Securities initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of ING Perpetual Debt Securities who wish to trade certificates on the date of pricing should consult their own advisors.
Selling Restrictions
      European Union. Each Underwriter has agreed that, in relation to each Member State (each, a “Relevant Member State”) of the European Economic Area which has implemented EU Directive 2003/71/ EC on the prospectus to be published when securities are offered to the public or admitted to trading (the “Prospectus Directive”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of the ING Perpetual Debt Securities to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ING Perpetual Debt Securities to the public in that Relevant Member State:

•	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to the ING Perpetual Debt Securities, which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, and ending on the date which is 12 months after the date of such publication;

•	at any time to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR 43 million; and (3) an annual net turnover of more than EUR 50 million, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by ING of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this paragraph, the expression an “offer of the ING Perpetual Debt Securities to the public” in relation to any of the ING Perpetual Debt Securities in any Relevant Member State means the communication to persons in any form and by any means of sufficient information on the terms of the offer and the ING Perpetual Debt Securities to be offered so as to enable an investor to decide to purchase or subscribe for the ING Perpetual Debt Securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.
      United Kingdom. Each underwriter has agreed that:

•	it has complied and will comply with all the applicable provisions of the Financial Services and Markets Act 2000, or FSMA, of Great Britain with respect to anything done by it in relation to the ING Perpetual Debt Securities in, from or otherwise involving the United Kingdom; and

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ING Perpetual Debt Securities or any investments representing the ING Perpetual Debt Securities (including without limitation the registration statement registering the ING Perpetual Debt Securities, the accompanying prospectus and this prospectus supplement) in circumstances in which Section 21(1) of the FSMA does not apply to ING Groep N.V.
      Japan. Each underwriter has agreed that:

•	the ING Perpetual Debt Securities have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and that the ING Perpetual Debt Securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
      General. Each underwriter has represented and agreed that with respect to any other jurisdiction outside the United States it has not offered or sold and will not offer or sell any of the ING Perpetual Debt Securities in any jurisdiction, except under circumstances that resulted or will result in compliance with the applicable rules and regulations of such jurisdiction.
VALIDITY OF THE SECURITIES
      Sullivan & Cromwell LLP, our U.S. counsel, and Davis Polk & Wardwell, U.S. counsel for the Underwriters, will pass on the validity of the ING Perpetual Debt Securities with respect to U.S. law. De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands, will pass on certain matters relating to the ING Perpetual Debt Securities under Dutch law. KPMG Meijburg & Co., Amsterdam, The Netherlands, will pass on certain Dutch tax matters for us. Sullivan & Cromwell LLP and Davis Polk & Wardwell may rely upon the opinion of De Brauw Blackstone Westbroek N.V. with respect to all matters of Dutch law.
EXPERTS
      The Consolidated Financial Statements and schedules thereto of ING Groep N.V. in our Annual Report on Form 20-F for the year ended December 31, 2004 have been audited by Ernst & Young Accountants, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. The report of Ernst & Young Accountants is based in part on the report of KPMG Accountants N.V., independent registered public accounting firm, whose report, in turn, is based upon the report of Ernst & Young Reviseurs d’Entreprises S.C.C., independent registered public accounting firm. The reports of KPMG Accountants N.V. and Ernst & Young Reviseurs d’Entreprises S.C.C. are also included in our Annual Report on Form 20-F for the year ended December 31, 2004 and are incorporated herein by reference. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

$1,000,000,000
ING Groep N.V.
5.775% Fixed/Floating ING
Perpetual Debt Securities

PROSPECTUS SUPPLEMENT

ING Financial Markets
Merrill Lynch & Co.
Morgan Stanley
Banc of America Securities LLC
Citigroup
Goldman, Sachs & Co.
Lehman Brothers
December 2, 2005